Exhibit 99.1 News Release 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Stefanie Murphy Date July 10, 2013 Telephone +1 312 228 2121 Email stefanie.murphy@lasalle.com Jones Lang LaSalle Income Property Trust Completes Warehouse Acquisition in Southwest Chicago – Interstate 80 Corridor Chicago (July 10, 2013) – Jones Lang LaSalle Income Property Trust, Inc., (the “Company”) today announces it has completed the acquisition of Joliet Distribution Center, a warehouse property that totals 442,000 square feet located in Southwest Chicago. The purchase price was approximately $21 million. The Company estimates the capitalization rate based on purchase price is approximately 6.3%. Joliet Distribution Center is 100% leased to two tenants with a weighted average remaining lease term of approximately six years. The Chicago area is a major distribution hub that serves the third largest metro in the U.S. along with the entire Midwest region. This modern, state-of-the-art distribution center is well positioned within a desirable institutional market that long-term will benefit from tenants coming from the mature Interstate 55 submarket. The location at the intersection of I-55 and I-80 makes it a premier location within the submarket, providing excellent accessibility to major interstate highways. “This investment adds diversification to our industrial property portfolio while allowing us to achieve stable income returns on a long-term, fully-leased asset in one of our targeted warehouse markets,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “The acquisition of Joliet Distribution Center reflects our approach to grow the Company’s portfolio with higher-quality properties that are well-leased to strong tenants in attractive markets and also is consistent with our investment strategy of acquiring core, income-oriented assets.” Jim Carpenter of Cushman & Wakefield advised the seller on the transaction. Jones Lang LaSalle Income Property Trust is a non-listed, daily valuation perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and backed by one of the world’s leading real estate services firms.

For more information on the Company, please visit its website at www.jllipt.com. ### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valuation perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc. a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is a leading global real estate investment manager, with approximately $46.3 billion of assets under management of private and public property equity investments. LaSalle is active across a range of real estate capital and operating markets including private and public, debt and equity and its clients include public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.